UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-26176 (Commission File Number)	88-0336997 (IRS Employer Identification No.)

9601 SOUTH MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

DISH DBS CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO (State or other jurisdiction of incorporation)	333-31929 (Commission File Number)	84-1328967 (IRS Employer Identification No.)

9601 SOUTH MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2011, DISH Network Corporation (“DISH Network”) issued a press release announcing that Mr. Joseph P. Clayton has been named DISH Network’s President and Chief Executive Officer and has been appointed to DISH Network’s Board of Directors, effective June 20, 2011.  Charles W. Ergen, who formerly held the positions of President and Chief Executive Officer, will remain as Chairman of DISH Network.

Mr. Clayton, age 61, previously served as Chairman of Sirius Satellite Radio Inc. (Sirius) from November 2004 through July 2008 and served as Chief Executive Officer of Sirius from November 2001 through November 2004.  Prior to joining Sirius, Mr. Clayton served as President of Global Crossing North America, as President and Chief Executive Officer of Frontier Corporation and as Executive Vice President, Marketing and Sales - Americas and Asia, of Thomson S.A. Mr. Clayton is also currently serving as a member of EchoStar Corporation’s Board of Directors, and is a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee.  Additionally, Mr. Clayton is currently serving on the Board of Directors and Nominating and Corporate Governance and Stock Option and Compensation Committees of Transcend Services, Inc.  The DISH Network Board of Directors concluded that Mr. Clayton should serve as a director due to, among other things, his marketing and sales experience, acquired, in part, as an executive with Thomson S.A. and his managerial, operational and industrial expertise in the media and telecommunications sectors that Mr. Clayton gained as an executive with Sirius, Global Crossing North America, and Frontier Corporation.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1	Press Release “Joseph P. Clayton Named President and CEO of DISH Network”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION DISH DBS CORPORATION

Date: May 16, 2011	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary